Exhibit 99.1

Replimune Reports Fiscal Second Quarter 2027 Financial Results and Provides Corporate Update

TUDRIQEV first delivered to patients for advanced melanoma on October 6th

More than 15 institutions have prescribed TUDRIQEV

Management will host a webcast today at 8:00 a.m. ET

Woburn, MA, October 28, 2026 – Replimune Group, Inc. (Nasdaq: REPL), a commercial stage biotechnology company pioneering the development of novel oncolytic immunotherapies, today announced financial results for the fiscal second quarter ended September 30, 2026 and provided a business update.

In early October, the Company announced that TUDRIQEV (vusolimogene oderparepvec-wtpg), previously referred to as RP1, is now commercially available in the United States for use in combination with nivolumab for the treatment of adults with advanced melanoma. Healthcare providers began ordering TUDRIQEV for next day delivery immediately upon availability. The Company has more than a year of inventory on hand, produced at its in-house manufacturing facility.

“Melanoma takes nearly 8,500 lives in the U.S. every year, and for patients whose disease progresses after anti-PD-1 therapy, treatment options have been limited. TUDRIQEV is now available to patients in urgent need,” said Sushil Patel, Ph.D., CEO of Replimune. “The response from physicians has been enthusiastic and both oncologists and interventional radiologists are eager to bring TUDRIQEV into their practices. They value the broad label that lets them treat patients immediately after progression on a PD-1 based therapy. We are focused on reaching as many of these patients as possible.”

Program Highlights & Milestones

TUDRIQEV™ (vusolimogene oderparepvec-wtpg)

•	Early launch off to a positive start. The Company has actively engaged with more than 70 percent of its initial 200 priority accounts to establish workflows and enable TUDRIQEV adoption. Leading melanoma institutions have rapidly placed TUDRIQEV on formulary and have started treating patients.

•	Broad label supports use across a wide range of patients. TUDRIQEV is indicated in combination with nivolumab after progression on a PD-1-blocking antibody-based regimen, with no requirement for prior BRAF treatment, and can be injected into superficial, deep and visceral lesions, including lung and liver. Patients can be retreated if clinically appropriate.

•	Rapid and broad payer coverage facilitated by NCCN guideline inclusion. Multiple payer policies have been published covering TUDRIQEV to label. TUDRIQEV has been listed in the NCCN Clinical Practice Guidelines in Oncology as a category 2A recommendation.

•	IGNYTE-3 confirmatory study remains on track. The global Phase 3 trial assessing TUDRIQEV in combination with nivolumab versus physician's choice in patients with advanced melanoma who have progressed on anti-PD-1 and anti-CTLA-4 therapies or are ineligible for anti-CTLA-4 treatment is actively enrolling. The primary endpoint is overall survival, and key secondary endpoints are progression free survival and overall response rate.

RP2

•	REVEAL Study: The registration-directed Phase 2/3 trial of RP2 in metastatic uveal melanoma is actively enrolling. The trial is evaluating RP2 in combination with nivolumab versus ipilimumab in combination with nivolumab. The primary endpoints of the trial are overall survival and progression free survival, and key secondary endpoints are overall response rate and disease control rate.

Financial Highlights

•	Cash Position: As of September 30, 2026, cash and cash equivalents were $307.8 million, as compared to cash, cash equivalents and short-term investments of $268.9 million as of fiscal year ended March 31, 2026. The increase in cash balance was a result of approximately net $141.0 million in proceeds from the Company's offering of common stock and pre-funded warrants in August 2026, as well as $15.0 million in proceeds from long-term debt from the initial draw down on tranche 4 in September 2026, partially offset by cash burn related to operating activities in advancing the company’s clinical development plans.

We expect that our existing cash and cash equivalents will enable us to fund operations for greater than twelve months from the issuance of the condensed consolidated financial statements, which includes the commercialization of TUDRIQEV in advanced melanoma and for working capital and general corporate purposes.

•	R&D Expenses: Research and development expenses were $34.4 million for the fiscal second quarter ended September 30, 2026, and $57.9 million for the fiscal second quarter ended September 30, 2025. This decrease was primarily due to a decrease in personnel related and other costs, as well as a decrease in direct research costs relating to the IGNYTE, ARTACUS and CERPASS studies. Research and development expenses included $4.9 million in stock-based compensation expenses for the fiscal second quarter ended September 30, 2026.

•	S,G&A Expenses: Selling, general and administrative expenses were $21.9 million for the fiscal second quarter ended September 30, 2026, as compared to $26.4 million for the fiscal second quarter ended September 30, 2025. Selling, general and administrative expenses included $5.7 million in stock-based compensation expenses for the fiscal second quarter ended September 30, 2026.

•	Net Loss: Net loss was $57.1 million for the fiscal second quarter ended September 30, 2026 and $83.1 million for the fiscal second quarter ended September 30, 2025.

About TUDRIQEVTM (vusolimogene oderparepvec-wtpg)

TUDRIQEV is a genetically modified herpes simplex virus type 1 (HSV-1) oncolytic viral therapy that encodes a fusogenic glycoprotein derived from gibbon ape leukemia virus with the R sequence deleted (GALV-GP-R–) and human granulocyte macrophage colony-stimulating factor (GM-CSF). The genes encoding the HSV-1 neurovirulence factor ICP34.5 and the ICP47 inhibitor of antigen presentation are deleted. TUDRIQEV preferentially replicates within tumors, leading to tumor lysis and release of tumor and viral antigens. In combination with nivolumab, TUDRIQEV may promote an anti-tumor immune response in the anti-PD-1-resistant setting. For more information, visit Tudriqev.com.

INDICATION

TUDRIQEV™ is indicated in combination with nivolumab for the treatment of adult patients with unresectable advanced cutaneous melanoma who experienced disease progression with a programmed death receptor-1 (PD-1)-blocking antibody-based regimen.

This indication is approved under accelerated approval based on objective response rate (ORR) and duration of response. Continued approval for this indication may be contingent upon verification of clinical benefit in a confirmatory trial(s).

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

Accidental exposure of TUDRIQEV: Healthcare providers, caregivers, close contacts, pregnant women, newborns, and patients should avoid direct contact with injected tumors, dressings, or bodily fluids of patients.

Herpetic infection or reactivation: Patients with suspected herpetic infections should contact their healthcare provider for assessment and antiviral treatment of the suspected herpetic infection as clinically warranted.

Injection procedure complications: Complications related to injection procedure have occurred, including hemorrhage, infection, and visceral injury. Patients should be monitored for signs and symptoms of visceral injury (eg, pneumothorax) during and after TUDRIQEV administration and managed according to clinical practice.

Immune-mediated events: In clinical studies, immune-mediated events, including colitis, hepatitis, myocarditis, neuropathy, capillary leak syndrome, dermatitis, and vitiligo have been reported in patients treated with TUDRIQEV and nivolumab.

Adverse Reactions

Most common non-laboratory adverse reactions reported in more than 10% of patients were fatigue, pyrexia, infections, chills, musculoskeletal pain, nausea, diarrhea, injection site reaction, headache, cough, influenza like illness, rash, vomiting, pruritus, arthralgia, constipation, decreased appetite, dizziness, dyspnea, hemorrhage, edema, and abdominal pain.

Serious adverse reactions occurring in >1% patients include pleural effusion (n=3), acute kidney injury (n=2), arthralgia (n=2), atrial fibrillation (n=2), atrial flutter (n=2), cancer pain (n=2), hypophysitis (n=2), immune-mediated enterocolitis (n=2), pyrexia (n=2), sepsis (n=2), urinary tract infection (n=2), and myocardial infarction (n=2). Serious adverse reactions leading to death include myocardial infarction (n=1) and multiple organ dysfunction (n=1).

Drug Interactions

Patients receiving systemic antiviral treatment for herpetic infection should delay TUDRIQEV treatment for 72 hours after completion of antiviral therapy.

Special Populations

Advise females and males of reproductive potential to use effective contraception during treatment with TUDRIQEV and for 90 days after the last dose.

About RP2

RP2 is based on a proprietary strain of herpes simplex virus engineered and genetically armed with a fusogenic protein (GALV-GP R-) and GM-CSF intended to maximize tumor killing potency, the immunogenicity of tumor cell death and the activation of a systemic anti-tumor immune response. RP2 additionally expresses an anti-CTLA-4 antibody-like molecule, as well as GALV-GP R- and GM-CSF. RP2 is intended to provide targeted and potent delivery of these proteins to the sites of immune response initiation in the tumor and draining lymph nodes, with the goal of focusing systemic-immune-based efficacy on tumors and limiting off-target toxicity.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of novel oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone intended to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform is intended to ignite local activity consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment to then activate a strong and durable systemic response. The RPx product candidates are expected to be synergistic with most established and experimental cancer treatment modalities, leading to the versatility to be developed alone or combined with a variety of other treatment options. For more information, please visit www.replimune.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding clinical trials, clinical studies and other clinical work (including the funding therefor, anticipated patient enrollment, safety data, study data, trial outcomes, timing or associated costs, sufficiency of any resulting data), regulatory applications and related submission contents and timelines, the timelines or outcomes related to litigation, including any rehearings or appeals of decisions in any such proceedings, and our expectations about our cash runway, our ability to execute on our strategic or financial initiatives, our estimates regarding future expenses, capital requirements and needs for additional financing, and potential commercial viability, and potential reimbursement and utilization of TUDRIQEV involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Our ability to maintain TUDRIQEV’s accelerated approval and to continue commercialization of TUDRIQEV may be contingent on verification of clinical benefit in a confirmatory trial(s). Other forward looking statements may be identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited experience in commercializing products for sale, our ability to successfully verify the clinical benefit of TUDRIQEV in our ongoing confirmatory Phase 3 trial, IGNYTE-3, our ability to meet our product manufacturing goal, the timing and scope of future regulatory approvals, the availability of combination therapies needed to conduct our clinical trials, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, the impact of political and global macro factors and military conflicts, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey

ICR Healthcare

339.970.2843

chris.brinzey@icrhealthcare.com

Media Inquiries

Arleen Goldenberg

Replimune

917.548.1582

media@replimune.com

Replimune Group, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$34,365	$57,877	$83,644	$115,721
Selling, general and administrative	21,916	26,414	40,885	58,994
Total operating expenses	56,281	84,291	124,529	174,715
Loss from operations	(56,281)	(84,291)	(124,529)	(174,715)
Other income (expense):
Research and development incentives	238	377	534	797
Investment income	1,880	3,696	3,840	8,411
Interest expense on finance lease liability	(502)	(518)	(1,007)	(1,039)
Interest expense on debt obligations	(2,523)	(1,488)	(5,104)	(2,963)
Other income (expense), net	67	(876)	(621)	(284)
Total other (expense) income, net	(840)	1,191	(2,358)	4,922
Net loss	$(57,121)	$(83,100)	$(126,887)	$(169,793)
Net loss per common share, basic and diluted	$(0.54)	$(0.90)	$(1.26)	$(1.85)
Weighted average common shares outstanding, basic and diluted	105,176,101	91,915,769	101,042,985	91,717,076

Replimune Group, Inc.

Condensed Consolidated Balance Sheets

(Amounts In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2026	March 31, 2026
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$307,833	$268,889
Working capital	278,482	220,891
Total assets	373,940	332,388
Total stockholders' equity	204,778	166,160